                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Greater Bay Bancorp of our report dated January 31, 2000 relating to the consolidated financial statements, which appears in Greater Bay Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 31, 2000 relating to the consolidated financial statements, which appears in the Current Report on Form 8-K filed February 1, 2000. We also consent to the reference to us under the heading "Experts" and "Selected Historical and Pro Forma Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 3, 2000